Exhibit 1.1
(Translation)
ARTICLES OF INCORPORATION
As amended on June 28, 2007

WACOAL HOLDINGS CORP.
29, Nakajima-cho, Kisshoin
Minami-ku, Kyoto

ARTICLES OF INCORPORATION
CHAPTER I
GENERAL PROVISIONS
Article 1.         (Trade Name)
         The name of the Company shall be “KABUSHIKI KAISHA WACOAL HOLDINGS” and shall be expressed as “WACOAL HOLDINGS CORP.” in English.
Article 2.         (Purpose)
The purpose of the Company shall be to engage in the following businesses:

1.	To control and manage the business activities of the companies which are engaged in the following businesses by holding the shares of such companies:
(1)	manufacture and sale of clothing and apparel and sundries pertaining to clothing and apparel;

(2)	manufacture, sale and installation of furniture, bedding, interior decorations and other home furnishings;

(3)	manufacture and sale of cosmetics, soap, cleansers, medical supplies and quasi-drugs and sale of health foods;

(4)	management of facilities for cultural, welfare, educational, sporting, entertainment, beauty and restaurant use, and manufacture and sale of commodities, provision of service, technical guidance and consulting pertaining to the above facilities;

(5)	sale, purchase and brokerage of objects of art and curios and management and operation of picture galleries;

(6)	acquisition, lease, alienation and technical guidance of intangible property rights such as industrial property rights and copyrights on literature, art, artistic handicraft, music, images and voice;

(7)	publishing and advertising business;

(8)	sale, purchase, lease, brokerage and management of real estate;

(9)	lease and brokerage of personal property;

(10)	non-life insurance agency, insurance agency under the Automobile Liability Security Law and life insurance solicitation agency;

(11)	planning, design, supervision, execution, consultation and sale of construction work and interior decoration;

(12)	sale of building materials and sale of equipment and apparatus pertaining to housing such as fittings, furniture, utensils, kitchens, modular baths and toilets;

(13)	planning, design, supervision and consulting relating to community development, urban development and environmental conditioning;

(14)	planning, design, supervision, execution and consulting relating to landscaping, gardening and stonecutting;

(15)	production, sale and lease of trees, plants and materials for gardening;

(16)	data processing, provision of information and development, purchase, sale, lease and consulting relating to computer hardware and software;

(17)	processing of jewelry, precious metals and accessories and manufacture and sale of watches, eyeglasses, footwear, bags and umbrellas;

(18)	money lending, loan agency, guarantee, holding of and investment in securities and credit card business;

(19)	dispatching of workers;

(20)	education, training and consulting relating to development of ability of the human resource to appropriately adapt to profession;

(21)	undertaking of financial and accounting affairs, calculation of wages, etc., preparation of documents relating to internal and external transactions, reception and telephone switching affairs, telephone marketing, translation and interpretation, operation of office and communication equipment and system programming, etc.;

(22)	warehousing;

(23)	manufacture and sale of mannequins and display equipment;

(24)	investments incidental to Items (1) through (23) above; and

(25)	any and all business incidental or related to Items (1) through (24) above.
2.	Any and all business incidental or related to any of the foregoing.
Article 3.         (Location of Head Office)
The head office of the Company shall be located in Kyoto.

Article 4.         (Corporate Governance Bodies)
         The Company shall establish the following corporate governance bodies in addition to the general meeting of shareholders and directors:
(1)	Board of Directors;
(2)	Statutory Auditor(s);
(3)	Board of Statutory Auditors;
(4)	Accounting Auditor(s).
Article 5.         (Method of Public Notice)
         Public notices of the Company shall be given in the Nihon Keizai Shimbun.
CHAPTER II
SHARES
Article 6.         (Total Number of Authorized Shares)
         The total number of shares authorized to be issued by the Company shall be five hundred million (500,000,000) shares.
Article 7.         (Issuance of Stock Certificates)
         The Company shall issue stock certificates representing shares of the Company.
Article 8.         (Number of Shares Constituting One Unit and Non-issuance of Shares not Constituting One Unit)
1.	The number of shares of the Company constituting one unit shall be one thousand (1,000) shares.

2.	Notwithstanding the provisions of the preceding Article, the Company shall not issue any stock certificates for shares not constituting a full unit of shares unless otherwise stipulated in the Share Handling Regulations of the Company.
Article 9.         (Rights Concerning Shares Constituting Less Than One Full Unit)
         The shareholders (including beneficial owners; hereinafter the same) of the Company may not exercise any rights except for the rights set forth below concerning shares constituting less than one full unit:
(1)	the rights as prescribed under each item in Paragraph 2, Article 189 of the Company Law;

(2)	the put rights pursuant to the provisions of Paragraph 1, Article 166 of the Company Law;
(3)	the right to receive an allocation of share offerings and stock acquisition rights in proportion to the number of shares held.
Article 10.         (Transfer Agent)
1.	The Company shall have a transfer agent.

2.	The transfer agent and the location of its share handling office shall be determined by resolution of the Board of Directors, and public notice thereof shall be given.

3.	The shareholders’ register (including beneficial owners’ register; hereinafter the same), the register of stock acquisition rights and the register of lost shares of the Company shall be kept by the transfer agent, and the Company shall cause the transfer agent to handle any business relating to the shareholders’ register, the register of stock acquisition rights and the register of lost shares of the Company.
Article 11.         (Share Handling Regulations)
         The handling and handling charges of shares of the Company shall be undertaken as prescribed by law and regulation or by these Articles of Incorporation and in accordance with the Share Handling Regulations established by resolution of the Board of Directors.
CHAPTER III
GENERAL MEETINGS OF SHAREHOLDERS
Article 12.         (Convocation)
         An ordinary general meeting of shareholders of the Company shall be convened in June of each year and extraordinary general meetings of shareholders may be convened from time to time whenever necessary.
Article 13.         (Record Date of Ordinary General Meeting of Shareholders)
         The record date for exercise of voting rights at the ordinary general meeting of shareholders of the Company shall be March 31 of each year.
Article 14.         (Person Authorized to Convene Meetings and Chairman)
1.	The President and Director shall convene and preside over general meetings of shareholders.

2.	If the President and Director is unable to act as aforesaid, one of the other Directors, in an order fixed in advance by resolution of the Board of Directors, shall act in his place.
Article 15.         (Internet Disclosure and Deemed Delivery of Reference Materials etc. for General Meetings of Shareholders)
         The Company may, for the purpose of convocation of a general meeting of shareholders, deem that it has delivered to the shareholders the information to be stated or indicated in the reference materials for the general meeting of shareholders, business reports, financial statements and consolidated financial statements by disclosing such information using the Internet as provided by law and regulation.
Article 16.         (Matters to be Resolved at General Meetings of Shareholders)
1.	In addition to the matters separately provided by law and regulation or by these Articles of Incorporation, the basic policies for measures concerning acquisition by a third party of a substantial shareholding of the Company may be prescribed by resolution of a general meeting of shareholders.

2.	The measures against the acquisition of a substantial shareholding of the Company as stipulated in the preceding paragraph shall mean measures that make it difficult to effect a takeover of the Company, such as the issuance of new shares or acquisition rights for the subscription of new shares which are not primarily intended for financing or business alliance purposes and that are taken prior to the commencement of a takeover by a third party who poses a threat to the value of the Company and thus to the common interests of the shareholders. Such measures shall be deemed to have been taken when the specific details of the measures against the acquisition of a substantial shareholding of the Company by a third party are determined, such as the adoption of resolution to issue new shares or warrants for the subscription of new shares as a measure against the acquisition of a substantial shareholding of the Company.
Article 17.         (Resolutions)
1.	Unless otherwise provided by law or regulation or by these Articles of Incorporation, a majority of the voting rights held by shareholders who are entitled to exercise such voting rights present at a general meeting of shareholders shall be required to adopt resolutions thereat.

2.	A resolution as stipulated in Paragraph 2, Article 309 of the Company Law shall be adopted by a two-thirds (2/3) majority of the voting rights held by the shareholders present at the general meeting of shareholders, who shall represent one-third (1/3) or more of the total number of voting rights of the shareholders who are entitled to exercise such voting rights.
Article 18.         (Exercise of Voting Rights by Proxy)
1.	A shareholder may exercise his/her voting rights through a proxy who shall be another shareholder of the Company having voting rights.

2.	Such shareholder or proxy shall submit to the Company documentation evidencing his/her power of attorney at every general meeting of shareholders at which he/she is to act as a proxy.
CHAPTER IV
DIRECTORS AND BOARD OF DIRECTORS
Article 19.         (Number)
         The Company shall have not more than eight (8) directors.
Article 20.         (Method of Appointment)
1.	The directors shall be appointed by resolution of a general meeting of shareholders.

2.	Resolutions to appoint directors shall be made by a majority vote of the voting rights of shareholders present at a general meeting of shareholders, where such shareholders present shall hold shares representing one-third (1/3) or more of the voting rights of all shareholders who are entitled to exercise such voting rights.

3.	Resolutions to appoint directors shall not be adopted by cumulative voting.
Article 21.         (Term of Office)
         The term of office of a director shall expire upon the conclusion of the ordinary general meeting of shareholders held in respect of the last fiscal year ending within one year after his/her appointment.
Article 22.         (Executive Directors)
1.	The Company may, by resolution of the Board of Directors, appoint Representative Director(s).

2.	The Company may, by resolution of the Board of Directors, appoint one Chairman and Director, one President and Director and any number of Vice Chairman and Directors, Executive Vice Presidents and Directors, Senior Managing Directors and Managing Directors.

Article 23.         (Person Authorized to Convene Meetings of Board of Directors and Chairman)
1.	Unless otherwise provided by law or regulation, the President and Director shall convene and preside over the meetings of the Board of Directors.

2.	If the President and Director is unable to act as aforesaid, one of the other directors, in an order fixed in advance by resolution of the Board of Directors, shall act in his/her place.
Article 24.         (Convocation Notice for Meetings of Board of Directors)
1.	Notice of convocation of a meeting of the Board of Directors shall be provided to each director and statutory auditor at least three (3) days prior to the date set for such meeting. Provided, however, that in case of emergency, such period may be shortened.

2.	Any meeting of Board of Directors may be held without convocation procedures if the consent of all directors and statutory auditors is obtained.
Article 25.         (Abbreviated Resolutions of Board of Directors)
         The resolutions of the Board of Directors shall be deemed to have been passed if the requirements prescribed in Article 370 of the Company Law are satisfied.
Article 26.         (Regulations of Board of Directors)
         Any matters concerning the Board of Directors shall be governed by the Regulations of the Board of Directors to be established by the Board of Directors, and by any applicable law or regulations and these Articles of Incorporation.
Article 27.         (Remuneration etc.)
         The remuneration, bonus and other benefits received from the Company as consideration for execution of their duties (“Remuneration”) for directors shall be determined by resolution of a general meeting of shareholders.
Article 28.         (Agreement on the Limitation of Liability between Outside Directors)
         In accordance with the provisions of Paragraph 1, Article 427 of the Company Law, the Company may execute an agreement with an outside director to limit the liability for damages incurred due to the negligence of duties; provided, however, that the maximum amount of liability under such agreement shall be the amount as provided by law or regulation.

CHAPTER V
STATUTORY AUDITORS AND BOARD OF STATUTORY AUDITORS
Article 29.         (Number)
         The Company shall have not more than five (5) statutory auditors.
Article 30.         (Method of Appointment)
1.	The statutory auditors shall be appointed by resolution of a general meeting of shareholders.

2.	Resolutions to appoint statutory auditors shall be made by majority vote of the voting rights of the shareholders present at a general meeting of shareholders, where such shareholders present hold shares representing one-third (1/3) or more of the voting rights of all shareholders who are entitled to exercise their voting rights.
Article 31.         (Term of Office)
         The term of office of a statutory auditor shall expire upon the conclusion of the ordinary general meeting of shareholders held in respect of the last fiscal year ending within four (4) years after his/her appointment.
Article 32.         (Full-time Statutory Auditor)
         The Company shall, by resolution of the Board of Directors, elect one or more full-time statutory auditor(s).
Article 33.         (Convocation Notice for Meetings of Board of Statutory Auditors)
1.	Notice of convocation of a meeting of the Board of Statutory Auditors shall be dispatched to each statutory auditor at least three (3) days prior to the date set for such meeting, provided, however, that in case of emergency, such period may be shortened.

2.	Any meeting of the Board of Statutory Auditors may be held without taking such convocation procedures if consent from all of the statutory auditors is obtained.
Article 34.         (Regulations of Board of Statutory Auditors)
         Any matters concerning the Board of Statutory Auditors shall be governed by the Regulations of the Board of Statutory Auditors to be established by the Board of Statutory Auditors, and by any applicable law or regulation and these Articles of Incorporation.

Article 35.         (Remuneration etc.)
         The Remuneration etc. for statutory auditors shall be determined by resolution of a general meeting of shareholders.
Article 36.         (Agreement on Limitation of Liability of Outside Statutory Auditors)
         In accordance with the provisions of Paragraph 1, Article 427 of the Company Law, the Company may execute an agreement with an outside statutory auditor to limit the liability for damages incurred due to negligence of duties. Provided, however, that the maximum amount of liability under such agreement shall be the amount as provided by laws and regulations.
CHAPTER VI
ACCOUNTS
Article 37.         (Fiscal Year)
         The fiscal year of the Company shall be the one year period from April 1 of each year to March 31 of the following year.
Article 38.         (Decision Making Body for Dividends of Surplus)
         Any matters concerning the distribution of surplus as prescribed in each item in Paragraph 1, Article 459 of the Company Law shall be determined by resolution of the Board of Directors, unless otherwise provided by law or regulation.
Article 39.         (Record Date for Allocation of Surplus)
1.	The record date for the year-end dividends of the Company shall be March 31 of each year.

2.	In addition to the preceding paragraph, the Company may fix a separate record date for the distribution of surplus.
Article 40.         (Prescription Period for Payment of Dividends)
         In the event that cash dividends are not received within three (3) years from the date of commencement of payment thereof, the Company shall be relieved of its obligation to pay such dividends.